MillerKnoll, Inc. Reports First Quarter Fiscal 2024 Results

Zeeland, Mich., September 26, 2023 – MillerKnoll Inc. (NASDAQ: MLKN) today reported results for the first quarter of fiscal year 2024 which ended September 2, 2023.

Business Highlights
•Full year adjusted earnings guidance increased to a range of $1.85 to $2.15 per share.
•Gross margin improved 450 basis points on a consolidated basis over the prior year, with expansion reported in all three segments.
•Significant profit improvement in the Americas Contract segment which delivered reported and adjusted year-over-year operating margin expansion of 460 and 570 basis points respectively.
•Organic order growth of 2.1% for the Americas Contract segment over the prior year.

First Quarter Fiscal 2024 Financial Results

	(Unaudited)
	Three Months Ended
(Dollars in millions, except per share data)(1)	September 2, 2023	September 3, 2022	% Chg.
	(13 weeks)	(14 weeks)
Net sales	$917.7	$1,078.8	(14.9)%
Gross margin %	39.0%	34.5%	N/A
Operating expenses	$317.8	$321.3	(1.1)%
Adjusted operating expenses*	$302.7	$309.7	(2.3)%
Effective tax rate	24.4%	18.8%	N/A
Adjusted effective tax rate*	24.6%	23.1%	N/A
Earnings per share - diluted	$0.22	$0.34	(35.3)%
Adjusted earnings per share - diluted*	$0.37	$0.44	(15.9)%
*Items indicated represent Non-GAAP measurements; see the reconciliations of Non-GAAP financial measures and related explanations below.
[1] The first quarter of fiscal 2023 included 14 weeks of operations as compared to a standard 13-week period. The additional week is required periodically in order to more closely align MillerKnoll’s fiscal year with the calendar months.

To our shareholders:

Our teams around the world delivered great results for the first quarter of the new fiscal year. We exceeded our July earnings guidance for the quarter through a combination of strong sales, on the high end of our guidance, and gross margin expansion in each of our business segments. We are off to a very good start to our new fiscal year and are encouraged by the momentum from our ongoing integration efforts and the broader implementation of the MillerKnoll strategic vision.

Having said this, as a global enterprise we are currently facing challenges arising from specific macroeconomic factors impacting certain sectors of our business. While the specter of economic recession in North America appears to be fading, the housing market remains under pressure. Additionally, we are facing difficult macroeconomic conditions in both China and Europe. However, we believe our first-quarter financial results demonstrate the power of our diversified business model in leveraging areas of strength as an offset to regional challenges.

First Quarter Fiscal 2024 Consolidated Results

The first quarter of the prior year, fiscal year 2023, included 14 weeks of operations as compared to the first quarter of fiscal year 2024, which has a standard 13-week period. The additional week is required periodically to align the company's fiscal year more closely with the calendar months. This difference should be considered when comparing the company's first quarter financial results to the prior year period and is also the main variance between reported and organic calculations for the quarter.

Consolidated net sales for the first quarter were $917.7 million, reflecting a decrease of 14.9% on a reported basis and a decrease of 6.9% organically compared to the same period last year. Orders in the quarter of $913.7 million were 9.8% lower on a reported basis and 1.3% lower organically year-over-year. The relative decline in organic orders is, however, an improvement compared to the 7.8% year-over year organic decline posted in the fourth quarter of fiscal year 2023.

Gross margin in the quarter was 39.0%, which is 450 basis points higher than the same time last year. The year-over-year increase in gross margin was mainly driven by the realization of price optimization strategies, moderating input costs and benefit from our ongoing integration efforts. This is the third consecutive quarter of consolidated year-over-year adjusted gross margin expansion.

Consolidated operating expenses for the quarter were $317.8 million, compared to $321.3 million in the prior year. Consolidated adjusted operating expenses were $302.7 million, down $7.0 million year-over-year, primarily driven by a high comparable due to an extra operating week in fiscal year 2023 plus the continued focus on cost optimization and synergy capture which were partially offset by an increase in variable compensation.

Operating margin for the quarter was 4.4% compared to 4.7% in the same quarter last year. On an adjusted basis, consolidated operating margin was 6.0% compared to 5.8% in the same quarter last year.

Reported earnings per share were $0.22 for the quarter, compared to $0.34 for the same period last year. Adjusted earnings per share were $0.37 for the quarter, compared to $0.44 for the same period last year. As a reminder, the first quarter of last fiscal year included an extra week of operations, which accounted for an estimated $77 million of net sales.

As of September 2, 2023, our liquidity position reflected cash on hand and availability on our revolving credit facility totaling $561.3 million. During the first quarter, the business generated $130.9 million of cash flow from operations and we repaid $66.0 million of debt as part of our capital deployment priority of maintaining a strong balance sheet. We also took the opportunity to repurchase approximately 1.7 million shares for a total cash outlay of $31.7 million. We ended the first quarter with a net debt-to-EBITDA ratio, as defined by our lending agreement, of 2.5x. Our scheduled debt maturities (which exclude the maturity of the revolver) for the remainder of fiscal year 2024, and for fiscal years 2025, 2026 and 2027 are $26.8 million, $41.3 million, $46.2 million and $276.3, million respectively.

As of the end of the first quarter, we have achieved $142 million in run-rate cost synergies resulting from the acquisition of Knoll, Inc in the first quarter of fiscal 2022. We continue to make meaningful progress on our integration plans, and we now expect total run-rate cost synergies to equal $160 million per year by the end of the third year following the acquisition.

First Quarter Fiscal 2024 Results by Segment

Americas Contract
For the first quarter, the Americas Contract segment posted net sales totaling $490.4 million, down 8.7% year-over-year on a reported basis and down 1.7% organically. New orders in the quarter totaled $487.3 million, down 4.7% year-over-year on a reported basis and up 2.1% organically. This year-over-year growth in organic orders also represents a sequential improvement when compared to the fourth quarter of fiscal year 2023. While month-to-month demand patterns in this segment of our business remain somewhat inconsistent, the general trend over the past three quarters has been positive, and we remain confident that improving macro-economic conditions will enhance growth opportunities in the near-term. Our strategic focus on bringing MillerKnoll to life by delivering on our synergy commitments and successfully executing our integration plans, coupled with the intensification of our reach in resilient verticals and an increasing shift from North American companies towards return-to-office practices, is yielding positive results.

Adjusted operating margin for this segment was 10.6%, 570 basis points higher than the same quarter last year, driven by improvements from net pricing realization and incremental benefits achieved from integration-related synergies.

International Contract and Specialty
The International Contract and Specialty segment delivered net sales in the first quarter of $228.3 million, down 16.2% on a reported basis and down 10.9% organically on a year-over-year basis. New orders totaled $227.9 million, representing a year-over-year decrease of 9.7% on a reported basis and down 3.6% organically. During the quarter, lower than expected demand from China and Europe was partially offset by growth in the Middle East. Despite some market headwinds, our efforts to expand our MillerKnoll dealer network in the international markets continues to gain traction. Within the Specialty portion of this segment, while Holly Hunt and our textile brands experienced lower demand, Spinneybeck Filzfelt delivered order growth for the quarter. Looking ahead, we continue to see many opportunities to introduce these design-focused brands to new markets.

Adjusted operating margin within this segment was 6.5% in the first quarter, down year-over-year driven by lower volume partially offset by price optimization, synergy benefits and geographic sales mix.

Global Retail
Net sales in the first quarter for our Global Retail segment totaled $199.0 million, a decline of 26.0% over the same quarter last year on a reported basis and down 13.6% organically. New orders in the quarter totaled $198.5 million, down 20.4% compared to the same period last year on a reported basis and down 6.4% organically.

Adjusted operating margin was 1.6%, down year-over-year mainly due to a combination of lower volume and product mix. The slowdown in the North American housing market and the rise in interest rates in Europe continue to have an impact on the demand for the retail segment when compared to last year.

However, order trends in the North American market outperformed other regions during the quarter, driven by direct-to-consumer channels. We are allocating resources to enhance our digital platforms and technology infrastructure, with the aim of elevating the overall customer experience and satisfaction levels, while also intensifying our efforts to bolster brand awareness. Also, during the first quarter, we opened a Design Within Reach store in Ardmore, Pennsylvania, which has shown promising early results, including strong foot traffic and order intake.

Second Quarter and Fiscal 2024 Outlook

While economic uncertainty persists in parts of our business, we maintain a generally optimistic outlook. For full year fiscal 2024, we are increasing our guidance and expect to generate adjusted diluted earnings in the range of $1.85 and $2.15 per share.

As it relates to the second quarter of fiscal year 2024, we expect net sales to range between $950 million to $990 million and adjusted diluted earnings to be between $0.52 to $0.58 per share. This guidance takes into consideration the relative seasonal increase that we normally experience from the first to the second quarter.

Andi Owen	Jeff Stutz
President and Chief Executive Officer	Chief Financial Officer

Webcast and Conference Call Information
The Company will host a conference call and webcast to discuss the results of the first quarter of fiscal 2024 on Tuesday, September 26, 2023, at 5:00 PM ET. To ensure participation, allow extra time to visit the Company’s website at https://www.millerknoll.com/investor-relations/news-events/events-and-presentations to download the streaming software necessary to participate. An online archive of the webcast will also be available on the Company's investor relations website. Additional links to materials supporting the release will also be available at https://www.millerknoll.com/investor-relations.

For further information:
Investors, Carola Mengolini, Vice President of Investor Relations, (786) 642-7714, carola_mengolini@millerknoll.com
Media, Laura Yagerman, Director of Corporate Communications, (616) 654-5977, media_relations@millerknoll.com

Financial highlights for the three months ended September 2, 2023 follow:

MillerKnoll, Inc.
Condensed Consolidated Statements of Operations

(Unaudited) (Dollars in millions, except per share and common share data)	Three Months Ended
	September 2, 2023		September 3, 2022
Net sales	$917.7	100.0%	$1,078.8	100.0%
Cost of sales	559.6	61.0%	706.7	65.5%
Gross margin	358.1	39.0%	372.1	34.5%
Operating expenses	317.8	34.6%	321.3	29.8%
Operating earnings	40.3	4.4%	50.8	4.7%
Other expenses, net	19.2	2.1%	17.1	1.6%
Earnings before income taxes and equity income	21.1	2.3%	33.7	3.1%
Income tax expense	5.1	0.6%	6.3	0.6%
Equity income, net of tax	0.1	—%	—	—%
Net earnings	16.1	1.8%	27.4	2.5%
Net (loss) earnings attributable to redeemable noncontrolling interests	(0.6)	(0.1)%	1.6	0.1%
Net earnings attributable to MillerKnoll, Inc.	$16.7	1.8%	$25.8	2.4%

Amounts per common share attributable to MillerKnoll, Inc.
Earnings per share - basic	$0.22		$0.34
Weighted average basic common shares	75,327,544		75,482,572
Earnings per share - diluted	$0.22		$0.34
Weighted average diluted common shares	75,707,536		76,266,966

MillerKnoll, Inc.
Condensed Consolidated Statements of Cash Flows

	Three Months Ended
(Unaudited) (Dollars in millions)	September 2, 2023	September 3, 2022
Cash provided by (used in):
Operating activities	$130.9	$(64.8)
Investing activities	(26.3)	(10.2)
Financing activities	(111.1)	77.0
Effect of exchange rate changes	0.5	(16.5)
Net change in cash and cash equivalents	(6.0)	(14.5)
Cash and cash equivalents, beginning of period	223.5	230.3
Cash and cash equivalents, end of period	$217.5	$215.8

MillerKnoll, Inc.
Condensed Consolidated Balance Sheets

(Unaudited) (Dollars in millions)	September 2, 2023	June 3, 2023
ASSETS
Current Assets:
Cash and cash equivalents	$217.5	$223.5
Accounts receivable, net	298.0	334.1
Unbilled accounts receivable	25.1	29.4
Inventories, net	473.2	487.4
Prepaid expenses and other	83.9	101.8
Total current assets	1,097.7	1,176.2
Net property and equipment	529.9	536.3
Right of use assets	399.2	415.9
Other assets	2,156.4	2,146.4
Total Assets	$4,183.2	$4,274.8

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS & STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$252.0	$269.5
Short-term borrowings and current portion of long-term debt	36.3	33.4
Short-term lease liability	75.5	77.1
Accrued liabilities	340.7	322.8
Total current liabilities	704.5	702.8
Long-term debt	1,298.8	1,365.1
Lease liabilities	377.0	393.7
Other liabilities	273.0	273.0
Total Liabilities	2,653.3	2,734.6
Redeemable Noncontrolling Interests	107.6	107.6
Stockholders' Equity	1,422.3	1,432.6
Total Liabilities, Redeemable Noncontrolling Interests and Stockholders' Equity	$4,183.2	$4,274.8

Non-GAAP Financial Measures and Other Supplemental Data
This presentation contains non-GAAP financial measures that are not in accordance with, nor an alternative to, generally accepted accounting principles (GAAP) and may be different from non-GAAP measures presented by other companies. These non-GAAP financial measures are not measurements of our financial performance under GAAP and should not be considered an alternative to the related GAAP measurement. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of non-GAAP measures should not be construed as an indication that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results. Reconciliations of these non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are provided in the financial tables included within this presentation. The Company believes these non-GAAP measures are useful for investors as they provide financial information on a more comparative basis for the periods presented.

The non-GAAP financial measures referenced within this presentation include: Adjusted Operating Earnings (Loss), Adjusted Earnings per Share, Adjusted Operating Expenses, Adjusted EBITDA, Adjusted Bank Covenant EBITDA, and Organic Growth (Decline).

Adjusted Operating Earnings (Loss) represents reported operating earnings plus integration charges, amortization of Knoll purchased intangibles, and restructuring expenses. These adjustments are described further below.

Adjusted Earnings per Share represents reported diluted earnings per share excluding the impact from amortization of Knoll purchased intangibles, integration charges, restructuring expenses, and the related tax effect of these adjustments. These adjustments are described further below.

Adjusted Operating Expenses represents reported operating expenses excluding integration charges, amortization of Knoll purchased intangibles, and restructuring expenses. These adjustments are described further below.

Adjusted EBITDA is calculated by excluding income tax expense, interest income and expense, depreciation and amortization expense, restructuring and integration charges from net income.

Adjusted Bank Covenant EBITDA is calculated by excluding depreciation, amortization, interest expense, taxes from net income, and certain other adjustments. Other adjustments include, as applicable in the period, charges associated with business restructuring actions, integration charges, impairment expenses, non-cash stock-based compensation, future synergies, and other items as described in our lending agreements.

Organic Growth (Decline) represents the change in sales and orders, excluding currency translation effects, the impact of the additional week in fiscal 2023, and the impact of the closure of the Fully business.

The adjustments to arrive at these non-GAAP financial measures are as follows:

Amortization of Knoll purchased intangibles: Includes expenses associated with the amortization of acquisition related intangibles acquired as part of the Knoll acquisition. The revenue generated by the associated intangible assets has not been excluded from the related non-GAAP financial measure. We exclude the impact of the amortization of Knoll purchased intangibles as such non-cash amounts were significantly impacted by the size of the Knoll acquisition. Furthermore, we believe that this adjustment enables better comparison of our results as Amortization of Knoll Purchased Intangibles will not recur in future periods once such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets. Although we exclude the Amortization of Knoll Purchased Intangibles in these non-GAAP measures, we believe that it is important for investors to understand that such intangible assets were recorded as part of purchase accounting and contribute to revenue generation.

Integration charges: Knoll integration-related costs include severance, accelerated stock-based compensation expenses, asset impairment charges, and expenses related to synergy realization efforts and reorganization initiatives.

Restructuring charges: Includes costs associated with actions involving targeted workforce reductions.

Tax related items: We excluded the income tax benefit/provision effect of the tax related items from our non-GAAP measures because they are not associated with the tax expense on our ongoing operating results.

Certain tables below summarize select financial information, for the periods indicated, related to each of the Company’s reportable segments. The Americas Contract ("Americas") segment includes the operations associated with the design, manufacture and sale of furniture products directly or indirectly through an independent dealership network for office, healthcare, and educational environments throughout North and South America. The International Contract and Specialty ("International & Specialty") segment includes the operations associated with the design, manufacture and sale of furniture products, indirectly or directly through an independent dealership network in Europe, the Middle East, Africa and Asia-Pacific as well as the global operations of the Specialty brands, which include Holly Hunt, Spinneybeck, Maharam, Edelman, and Knoll Textiles. The Global Retail ("Retail") segment includes global operations associated with the sale of modern design furnishings and accessories to third party retailers, as well as direct to consumer sales through eCommerce, direct-mail catalogs, and physical retail stores. Corporate costs represent unallocated expenses related to general corporate functions, including, but not limited to, certain legal, executive, corporate finance, information technology, administrative and integration-related costs.

A. Reconciliation of Operating Earnings (Loss) to Adjusted Operating Earnings (Loss) by Segment

	Three Months Ended
	September 2, 2023		September 3, 2022
Americas
Net sales	$490.4	100.0%	$537.4	100.0%
Gross margin	174.8	35.6%	144.2	26.8%
Total operating expenses	133.4	27.2%	123.8	23.0%
Operating earnings	$41.4	8.4%	$20.4	3.8%

Adjustments
Restructuring	4.3	0.9%	—	—%
Integration charges	3.1	0.6%	2.9	0.5%
Amortization of Knoll purchased intangibles	3.2	0.7%	3.2	0.6%
Adjusted operating earnings	$52.0	10.6%	$26.5	4.9%

International & Specialty
Net sales	$228.3	100.0%	$272.5	100.0%
Gross margin	96.9	42.4%	113.4	41.6%
Total operating expenses	85.5	37.5%	85.5	31.4%
Operating earnings	$11.4	5.0%	$27.9	10.2%

Adjustments
Restructuring	0.7	0.3%	—	—%
Integration charges	0.7	0.3%	0.5	0.2%
Amortization of Knoll purchased intangibles	2.1	0.9%	2.0	0.7%
Adjusted operating earnings	$14.9	6.5%	$30.4	11.2%

Retail
Net sales	$199.0	100.0%	$268.9	100.0%
Gross margin	86.4	43.4%	114.5	42.6%
Total operating expenses	84.2	42.3%	96.7	36.0%
Operating earnings	$2.2	1.1%	$17.8	6.6%

Adjustments
Restructuring	0.2	0.1%	0.5	0.2%
Integration charges	—	—%	0.2	0.1%
Amortization of Knoll purchased intangibles	0.7	0.4%	1.3	0.5%
Adjusted operating earnings	$3.1	1.6%	$19.8	7.4%

Corporate
Operating expenses	$14.7	—%	$15.3	—%
Operating (loss)	$(14.7)	—%	$(15.3)	—%

Adjustments
Integration charges	0.1	—%	1.0	—%
Adjusted operating (loss)	$(14.6)	—%	$(14.3)	—%

MillerKnoll, Inc.
Net sales	$917.7	100.0%	$1,078.8	100.0%
Gross margin	358.1	39.0%	372.1	34.5%
Total operating expenses	317.8	34.6%	321.3	29.8%
Operating earnings	$40.3	4.4%	$50.8	4.7%

Adjustments
Restructuring	5.2	0.6%	0.5	—%
Integration charges	3.9	0.4%	4.6	0.4%
Amortization of Knoll purchased intangibles	6.0	0.7%	6.5	0.6%
Adjusted operating earnings	$55.4	6.0%	$62.4	5.8%

B. Reconciliation of Earnings (Loss) per Share to Adjusted Earnings per Share

	Three Months Ended
	September 2, 2023	September 3, 2022
Earnings per share - diluted	$0.22	$0.34

Add: Amortization of Knoll purchased intangibles	0.08	0.08
Add: Integration charges	0.07	0.06
Add: Restructuring charges	0.05	0.01
Tax impact on adjustments	(0.05)	(0.05)
Adjusted earnings per share - diluted	$0.37	$0.44
Weighted average shares outstanding (used for calculating adjusted earnings per share) – diluted	75,707,536	76,266,966

C. Reconciliation of Operating Expenses to Adjusted Operating Expenses

	Three Months Ended
	September 2, 2023		September 3, 2022
Operating expenses	$317.8	34.6%	$321.3	29.8%
Restructuring charges	5.2	0.6%	0.5	—%
Integration charges	3.9	0.4%	4.6	0.4%
Amortization of Knoll purchased intangibles	6.0	0.7%	6.5	0.6%
Adjusted operating expenses	$302.7	33.0%	$309.7	28.7%

D. Reconciliation of Net Earnings to Adjusted EBITDA

	Three Months Ended
	September 2, 2023	September 3, 2022
Net income	$16.7	$25.8
Income tax expense	5.3	6.3
Interest income and expense	16.9	16.2
Depreciation and amortization expense	37.2	39.5
Restructuring and integration charges	7.8	5.1
Adjusted EBITDA	$83.9	$92.9

E. Reconciliation of Net Earnings to Adjusted Bank Covenant EBITDA and Adjusted Bank Covenant EBITDA Ratio (provided on a trailing twelve month basis)

September 2, 2023
Net earnings	$34.8
Income tax expense	3.3
Depreciation expense	114.0
Amortization expense	39.1
Interest expense	76.5
Other adjustments(*)	178.1
Adjusted bank covenant EBITDA	$445.8
Total debt, less cash, end of trailing period (includes outstanding LC's)	$1,131.2
Net debt to adjusted bank covenant EBITDA ratio	2.5
*Items indicated represent Non-GAAP measurements; see the reconciliations of Non-GAAP financial measures and related explanations above.

F. Organic Sales Growth by Segment

	Three Months Ended
	September 2, 2023
	Americas	International & Specialty	Retail	Total
Net sales, as reported	$490.4	$228.3	$199.0	$917.7
% change from PY	(8.7)%	(16.2)%	(26.0)%	(14.9)%

Adjustments
Currency translation effects (1)	(0.4)	(3.0)	(2.0)	(5.4)
Net sales, organic	$490.0	$225.3	$197.0	$912.3
% change from PY	(1.7)%	(10.9)%	(13.6)%	(6.9)%
	Three Months Ended
	September 3, 2022
	Americas	International & Specialty	Retail	Total
Net sales, as reported	$537.4	$272.5	$268.9	$1,078.8

Adjustments
Fully closure	—	—	(22.8)	(22.8)
Impact of extra week in FY23	(38.7)	(19.6)	(18.2)	(76.5)
Net sales, organic	$498.7	$252.9	$227.9	$979.5
(1) Currency translation effects represent the estimated net impact of translating current period sales and orders using the average exchange rates applicable to the comparable prior year period.

G. Organic Order Growth by Segment

	Three Months Ended
	September 2, 2023
	Americas	International & Specialty	Retail	Total
Orders, as reported	$487.3	$227.9	$198.5	$913.7
% change from PY	(4.7)%	(9.7)%	(20.4)%	(9.8)%

Adjustments
Currency translation effects (1)	(2.3)	(2.9)	(2.1)	(7.3)
Orders, organic	$485.0	$225.0	$196.4	$906.4
% change from PY	2.1%	(3.6)%	(6.4)%	(1.3)%

	Three Months Ended
	September 3, 2022
	Americas	International & Specialty	Retail	Total
Orders, as reported	$511.3	$252.4	$249.4	$1,013.1

Adjustments
Fully closure	—	—	(23.0)	(23.0)
Impact of extra week in FY23	(36.2)	(18.9)	(16.6)	(71.7)
Orders, organic	$475.1	$233.5	$209.8	$918.4
(1) Currency translation effects represent the estimated net impact of translating current period sales and orders using the average exchange rates applicable to the comparable prior year period.

H. Consolidated MillerKnoll Backlog

Q1 FY2024
MillerKnoll Backlog	694.0

I. Sales and Earnings Guidance - Upcoming Quarter

Company Guidance
Q2 FY2024
Net sales	$950 million to $990 million
Gross margin %	38.4% to 39.4%
Operating expenses	$298 million to $308 million
Interest and other expense, net	$19.2 million to $20.2 million
Effective tax rate	21.5% to 23.5%
Adjusted earnings per share - diluted	$0.52 to $0.58

About MillerKnoll
MillerKnoll is a collective of dynamic brands that comes together to design the world we live in. MillerKnoll brand portfolio includes Herman Miller, Knoll, Colebrook Bosson Saunders, DatesWeiser, Design Within Reach, Edelman, Geiger, HAY, Holly Hunt, Knoll Textiles, Maars Living Walls, Maharam, Muuto, NaughtOne, and Spinneybeck|FilzFelt. MillerKnoll is an unparalleled platform that redefines modern for the 21st century by building a more sustainable, equitable and beautiful future for all.

Forward-Looking Statements
This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements relate to future events and anticipated results of operations, business strategies, the anticipated benefits of our acquisition of Knoll, the anticipated impact of the Knoll acquisition on the combined company’s business and future financial and operating results, the expected amount and timing of synergies from the Knoll acquisition, and other aspects of our operations or operating results. These forward-looking statements generally can be identified by phrases such as “will,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. It is uncertain whether any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do, what impact they will have on the results of operations and financial condition of MillerKnoll or the price of MillerKnoll’s stock. These forward-looking statements involve certain risks and uncertainties, many of which are beyond MillerKnoll’s control, that could cause actual results to differ materially from those indicated in such forward-looking statements, including but not limited to: general economic conditions; the impact of any government policies and actions to protect the health and safety of individuals or to maintain the functioning of national or global economies, and the Company's response to any such policies and actions; the impact of public health crises, such as pandemics and epidemics; risks related to the additional debt incurred in connection with the Knoll acquisition; MillerKnoll’s ability to comply with its debt covenants and obligations; the risk that the anticipated benefits of the Knoll acquisition will be more costly to realize than expected; the effect of the announcement of the Knoll acquisition on the ability of MillerKnoll to retain and hire key personnel and maintain relationships with customers, suppliers and others with whom MillerKnoll does business, or on MillerKnoll’s operating results and business generally; the ability to successfully integrate Knoll’s operations; the ability of MillerKnoll to implement its plans, forecasts and other expectations with respect to MillerKnoll’s business after the completion of the Knoll acquisition and realize expected synergies; business disruption following the Knoll acquisition; the availability and pricing of raw materials; the financial strength of our dealers and the financial strength of our customers; the success of newly-introduced products; the pace and level of government procurement; and the outcome of pending litigation or governmental audits or investigations. For additional information about other factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to MillerKnoll’s periodic reports and other filings with the SEC, including the risk factors identified in MillerKnoll’s most recent Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K. The forward-looking statements included in this communication are made only as of the date hereof. MillerKnoll does not undertake any obligation to update any forward-looking statements to reflect subsequent events or circumstances, except as required by law.